BARNWELL INDUSTRIES, INC.

P  R  E  S  S
RELEASE
1100 Alakea Street, Suite 2900
Honolulu, Hawaii 96813
Telephone (808) 531-8400
Fax (808) 531-7181
Website:  www.brninc.com

CONTACT:                                    Alexander C. Kinzler
Chief Executive Officer and President
Russell M. Gifford
Executive Vice President and Chief Financial Officer
Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. PROVIDES UPDATE
ON ITS OIL AND GAS OPERATIONS

HONOLULU, HAWAII, December 3, 2019 -- Barnwell Industries, Inc. (NYSE American: BRN) is pleased to provide an update on recent developments with respect to its oil and gas operations. Production volumes are presented as “Boe” (Barrel of oil equivalent at the rate of 5.8 thousand cubic feet of natural gas per barrel of oil or natural gas liquid).
Mr. Alexander Kinzler, Chief Executive Officer of Barnwell, commented, “The first quarter of 2020 is proving to be the most exciting in recent memory for the Company as our oil and gas division has made substantial progress implementing our plans to increase production and revenues.”
The Company previously identified two horizontal well drilling opportunities that were set to proceed subject to market conditions and contingent on financing.  We are pleased to report that due to improved commodity pricing and an asset sale described below we were able to drill and complete both wells without outside financing.
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In October 2019, we participated with a 28.3% working interest in the drilling and completion of a successful horizontal Charlie Lake development well in the Spirit River area of Alberta. This well, operated by Tourmaline Oil Corp, has a horizontal section of more than 9,000 feet, and was completed with 46 fracture stages. This well was connected and equipped for production in mid-November 2019, producing an average of more than 1,000 Boe per day during its first 2 full weeks on production. These initial production rates will be subject to normal well declines, but this initial production has exceeded our estimates and expectations.  Under the Alberta Modernized Royalty Framework, this well qualifies for an incentive royalty rate of 5% for an initial period roughly equal to payout, which is expected to occur within 6 months.

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Also, in November 2019, we operated the drilling and completion of our first 100%-owned horizontal development well at Twining, Alberta. This well has a 4,500-foot horizontal section, was completed in late November with 26 fracture stages and will soon be equipped and tied in to our nearby operated facilities. Further updates on Twining will be provided after the well has commenced production.

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Our net production for fiscal 2019 doubled year over year, averaging 685 Boe per day for the full fiscal year 2019, as compared to 337 Boe per day for the full fiscal year 2018. Current production is approximately 900 Boe per day.

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In October 2019, we closed on the sale of assets in the Progress area of Alberta for cash proceeds of approximately $600,000.  Cash from this sale helped to fund our drilling activity.  Included in this divestiture were two non-producing wells that were considered as liabilities;

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In October 2019, the Company also closed on an acquisition of producing conventional oil interests in the central Alberta area for cash consideration of $70,000, bringing the Company an additional 60 Boe per day with development upside plus some strategic facility interests that we expect will  improve the economics of an existing asset.

These achievements in our first quarter of fiscal 2020 were years in the making and have improved our oil and gas operations, added significant reserves and are expected to add significant new revenues as we go forward into fiscal 2020 and beyond.
The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements.  Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.